WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE               Contacts:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


   WERNER ENTERPRISES REPORTS IMPROVED OPERATING REVENUES AND EARNINGS

Omaha, Nebraska, January 23, 2006:
---------------------------------

     Werner Enterprises, Inc. (Nasdaq:WERN), one of the nation's largest truckload transportation companies, reported improved operating revenues and earnings for the fourth quarter and year ended December 31, 2005.

     Operating revenues increased 16% to $526.3 million in fourth quarter 2005 compared to $455.2 million in fourth quarter 2004. Net income increased 12% to $28.8 million in fourth quarter 2005 compared to $25.8 million in fourth quarter 2004. Earnings per share rose 12% to $.36 per share in fourth quarter 2005 compared to $.32 in fourth quarter 2004.

     For the year, operating revenues of $1.972 billion in 2005 were 18% higher than $1.678 billion in 2004. Net income increased 13% to $98.5 million compared to $87.3 million in 2004. Earnings per share rose 13% to $1.22 per share in 2005 compared to $1.08 in 2004.

     Freight demand improved beginning in September 2005. From September 2005 through the end of December 2005, freight demand was as strong as the strong freight demand during the same period of 2004. One way Werner measures freight demand for its non-dedicated fleets (58% of the total truck fleet) is by comparing the number of available loads to available trucks on a daily basis. Werner believes that a solid freight shipping market for the Company's reliable truck service offerings combined with an extremely tight truck capacity market, created the strong fourth quarter 2005 freight market. For the first three weeks of January 2006, freight demand declined from fourth quarter 2005, as expected, when moving from the seasonally strongest freight period of the year to the seasonally weakest freight period of the year. Freight demand to date in January 2006 is slightly weaker than the first three weeks of January 2005.

     During third quarter and fourth quarter 2005, the Company's marketing department renewed customer contracts and obtained annual base rate increases for a substantial portion of the Company's non-dedicated fleet business that renewed in the second half of 2005. The Company's objective was to explain to customers the important steps Werner has taken to minimize or delay certain controllable cost increases. However, base rate increases continue to be necessary to recoup several inflationary cost increases including driver pay and benefits, truck engine emissions costs, and tolls and to improve the Company's return on assets. The Company met its goals for these base rate increases, thanks to the continued support of its customers.

     In its third quarter 2005 earnings release dated October 17, 2005, the Company estimated the negative impact of higher fuel costs on fourth quarter 2005 earnings compared to fourth quarter 2004 earnings to be eight to eleven cents per share, assuming diesel fuel prices remained at then current price levels for the last eleven weeks of fourth quarter 2005. Two days after this release, diesel fuel prices began to decline from record high price levels. When the Company filed its quarterly report on Form 10-Q with the SEC for third quarter 2005 on October 31, 2005, the Company provided an updated estimate. Factoring in the decline in diesel fuel prices during the last two weeks of October 2005, the Company estimated the negative impact of high diesel fuel prices on fourth quarter 2005 earnings compared to fourth quarter 2004 earnings to be six to nine cents per share, assuming diesel fuel prices remained at then current price levels for the last nine weeks of fourth quarter. The Company includes the following items in the calculation of the estimated impact of higher fuel costs on earnings for both periods: fuel pricing, fuel reimbursement to owner-operator drivers, lower miles per gallon (mpg) due to the increasing percentage of company-owned trucks with post-October 2002 engines, and anticipated fuel surcharge reimbursement.

     Diesel fuel prices steadily declined in November 2005 from record high price levels in October 2005. Prices averaged 89 cents a gallon higher in October 2005 compared to October 2004, while prices in November 2005 averaged 43 cents a gallon higher than November 2004. Prices increased slightly in December 2005 and averaged 50 cents a gallon higher than December 2004. For fourth quarter 2005 compared to fourth quarter 2004, diesel fuel prices averaged 61 cents a gallon higher. With the significant decline in fuel prices in November 2005, the negative impact of higher fuel costs on fourth quarter 2005 earnings compared to fourth quarter 2004 earnings was reduced to three cents per share.

      For the full year of 2005 compared to 2004, average diesel fuel prices increased 56 cents a gallon, or 47%. The negative impact of higher fuel costs on 2005 earnings compared to 2004 earnings was ten cents per share.

     Diesel fuel prices for the first twenty-three days of January 2006 averaged 51 cents per gallon, or 39%, higher than the same period in January 2005. If diesel fuel prices remain at the average price for the first 23 days of January 2006, the Company estimates that fuel will have a negative impact on first quarter 2006 earnings compared to first quarter 2005 earnings of three cents to five cents per share. It is difficult to estimate the impact of higher fuel costs on earnings because of changing fuel pricing trends, the temporary lag effect of rapidly changing fuel prices on fuel surcharge revenues, and other factors. The actual impact of higher fuel costs on earnings could be higher or lower than estimated due to these factors.

     The driver recruiting and retention market remains more challenging than ever. The supply of qualified truck drivers continues to be constrained due to alternative jobs to truck driving that are available in today's economy. The Company continues to focus on driver quality of life issues such as developing more driving jobs with more frequent home time, providing drivers with newer trucks, and maximizing mileage productivity within the federal hours of service (HOS) regulations.

     Effective October 1, 2005, all truckload carriers became subject to revised federal HOS regulations. The only significant change from the previous regulations is that drivers using the sleeper berth provision must take at least eight consecutive hours in the sleeper berth during their ten hours off-duty. Previously, drivers were allowed to split their ten hour off-duty time in the sleeper berth into two periods, provided neither period was less than two hours. This somewhat more restrictive sleeper berth provision required the Company, its drivers, and customers to plan their time better in certain instances. In general, the greatest negative impacts of the revised HOS regulations are for multiple-stop shipments, those shipments with pickup or delivery delays, and lower driver availability to meet transit schedules for customers with overnight shipments that are dispatched in late afternoon or early evening time periods.

     Werner Enterprises is the only truckload carrier with a Federal Motor Carrier Safety Administration (FMCSA) approved exemption for an electronic HOS system (paperless log system). The Company was fully prepared for the HOS changes as it had reprogrammed its proprietary software to comply with the new regulations prior to October 1. For fourth quarter 2005, the Company's average miles per truck were 0.3% lower than fourth quarter 2004, due to the impact of the changing HOS regulations and other factors such as a slightly lower average trip length (in miles), offset by strong freight demand.

     As planned, the average age of the Company's truck fleet declined to 1.23 years as of December 31, 2005 compared to 1.58 years as of December 31, 2004. The percentage of the Company's truck fleet with post-October 2002 engines (EPA phase one) increased as planned and was 89% as of December 31, 2005 compared to 47% as of December 31, 2004. The Company continues to experience approximately 5% lower mpg with the post-October 2002 engines. The Company's net capital expenditures in 2005 were over $100 million higher than 2004, due to the Company's decision to reduce the average age of its truck fleet. 2006 net capital expenditures are expected to return to more normal levels, with lower than normal expected truck purchases in the first half of 2006. It is the Company's intention to keep our fleet as new as possible, in advance of the federally mandated engine emission standards that are expected to increase operating costs for newly manufactured trucks beginning in January 2007 (EPA phase two).

     The Company's wholly-owned subsidiary, Fleet Truck Sales, is one of the largest domestic class 8 used truck sales companies and has been in business since 1992. As a result of increased unit sales for our late-model, driver-preferred trucks, partially offset by an increased ratio of traded trucks to sold trucks, gains on sales of assets, primarily trucks, were $2.4 million in fourth quarter 2005 compared to $2.7 million in fourth quarter 2004. Gains on sales are reflected as a reduction of Other Operating Expenses in the Company's income statement. Beginning in September 2005 after the rapid rise in fuel prices, the Company experienced a temporary decline in unit sales of trucks due to third-party finance companies not approving financing for prospective truck buyers and due to some truck buyers canceling orders. Unit truck sales improved in November and December 2005, compared to October 2005, as fuel prices began to decline from record high levels.

     The fourth quarter 2005 average percentage of empty miles is 12.71% compared to fourth quarter 2004 of 11.24%, including the Dedicated fleet. The increase in the empty mile percentage is the result of a higher percentage of dedicated trucks in the fleet and a higher percentage of regional shipments with a shorter length of haul. Over the past few years, Werner has grown its dedicated fleets, arrangements in which the Company provides trucks and/or trailers for the exclusive use of a specific customer. For almost all the Company's dedicated fleet arrangements, dedicated customers pay the Company on an all-miles basis (loaded or empty) to obtain guaranteed truck and/or trailer capacity. For freight management and statistical reporting purposes, Werner classifies a mile without cargo in the trailer as an empty mile (i.e., deadhead mile). Since dedicated fleets generally have a higher percentage of miles without cargo in the trailer and since the Company has been growing its dedicated fleet business, this has contributed to an increase in the Company's reported empty mile percentage. Excluding the Dedicated fleet, the empty mile percentage would be substantially lower.

     To  provide  customers  with additional sources  of  capacity,  the
Company has been rapidly growing its non-asset based Value Added Services (VAS) division. VAS includes truck brokerage, freight transportation management, intermodal, and multimodal service offerings.


Value Added Services (amounts in 000's)          4Q05                4Q04
---------------------------------------    ----------------    ----------------
Revenues                                    $60,046  100.0%     $47,584  100.0%
Gross margin                                  6,304   10.5%       4,987   10.5%
Operating income                              2,677    4.5%       2,223    4.7%

                                                 2005                2004
                                           ----------------    ----------------
Revenues                                   $218,620  100.0%    $161,111  100.0%
Gross margin                                 21,648    9.9%      15,637    9.7%
Operating income                              8,445    3.9%       5,631    3.5%


      Werner's expansion of its VAS service offerings assists customers by providing needed capacity while driving cost out of their freight system. The Company's VAS business operates with a lower operating income percentage, but realizes a substantially higher return on assets than the more capital-intensive truckload business due to the lower equipment investment.

     A very tight capacity market in fourth quarter 2005 made it more difficult to find qualified truckload capacity to meet VAS customer freight needs. However, the Company's marketing efforts continued to successfully expand its VAS qualified carrier base in a constrained capacity market, ending the quarter with 3,600 qualified broker carriers. The Company expects a tight truckload capacity market in 2006 with the extremely challenging driver market and historically high fuel prices.

     During fourth quarter 2005, VAS expanded its small, but growing, intermodal presence by entering into an agreement with Union Pacific
(UP) to lease UP-owned containers for intermodal freight shipments. As of December 2005, VAS Intermodal was leasing 400 containers. VAS Intermodal has the option to, and expects to, increase the number of leased containers in 2006 as it further develops its intermodal freight program.

     A comparison of the Company's truckload operating ratio, net of fuel surcharge revenues, and VAS operating ratio for fourth quarter 2005 and 2004 is shown below.


Operating Ratios                      4Q05        4Q04       Difference
----------------                     ------      ------      ----------
Truckload Transportation Services     88.0%       89.1%         -1.1%
Value Added Services                  95.5        95.3           0.2

                                      2005        2004       Difference
                                     ------      ------      ----------
Truckload Transportation Services     89.6%       90.2%         -0.6%
Value Added Services                  96.1        96.5          -0.4


      Higher fuel prices and higher fuel surcharge collections have the effect of increasing the total company operating ratio and the Truckload Transportation Services segment's operating ratio. Eliminating this sometimes volatile source of revenue provides a more consistent basis for comparing the results of operations from period to period. The Truckload Transportation Services segment's operating ratio for fourth quarter 2005 and fourth quarter 2004 is 90.0% and 90.3%, respectively, and for 2005 and 2004 is 91.0% and 91.0%, respectively, if fuel surcharge revenues are included in revenues and not netted against operating expenses.

     In the first quarter of 2006, Werner will adopt Statement of Financial Accounting Standards No. 123(R) (SFAS 123(R)) for its share-based compensation plan. Under SFAS 123(R), all share-based compensation cost will be recognized as an expense in the income statement. In 2005 and prior years, the Company accounted for share-based compensation using the intrinsic value method prescribed in APB Opinion No. 25, under which the Company recorded no compensation expense since the exercise price of the options equaled the fair market value of the underlying common stock on the date of grant. Management believes that adopting the new standard will have a negative impact of approximately 0.5 cents per share for the first quarter of 2006 and approximately two cents per share for the year ending December 31, 2006, representing the expense to be recognized for the unvested portion of awards granted to date, and cannot predict the earnings impact of awards that may be granted in the future.

     The Company's financial position remains strong. As a result of the significant increase in new trucks purchased during 2005, particularly in fourth quarter 2005, the Company incurred debt of $60.0 million as of December 31, 2005. The Company repaid $35.0 million to date in January and expects to pay down the remaining debt during the first half of 2006, due to lower net capital expenditures. Stockholders' equity has grown to $862.5 million, or $10.86 per share.

     The Company's continuing goal is to improve its annual operating income as a percentage of revenues to 10% or better before increasing the Company's fleet growth rate, assuming an adequate supply of drivers is available.

     2006 marks Werner Enterprises' fiftieth year in the trucking business. From humble beginnings with one man and one truck, the Company has grown to become a recognized leader in the truckload transportation industry. We are sincerely grateful for the important contributions of our employees, customers, vendors, directors, and shareholders in achieving this milestone. We are very excited about the prospects for Werner Enterprises for the years ahead.


                                         INCOME STATEMENT DATA
                                              (Unaudited)
                               (In thousands, except per share amounts)

                               Quarter       % of       Quarter       % of
                                Ended      Operating     Ended      Operating
                              12/31/05     Revenues    12/31/04     Revenues
                              --------     --------    --------     --------
Operating revenues            $526,276        100.0    $455,239        100.0
                              --------     --------    --------     --------
Operating expenses:
   Salaries, wages and
     benefits                  146,296         27.8     139,839         30.7
   Fuel                        102,026         19.4      66,993         14.7
   Supplies and maintenance     37,594          7.2      37,739          8.3
   Taxes and licenses           30,796          5.9      28,081          6.2
   Insurance and claims         23,780          4.5      19,799          4.4
   Depreciation                 41,082          7.8      37,392          8.2
   Rent and purchased
     transportation             92,830         17.6      80,218         17.6
   Communications and
     utilities                   4,812          0.9       5,058          1.1
   Other                        (1,448)        (0.3)     (1,848)        (0.4)
                              --------     --------    --------     --------
      Total operating
        expenses               477,768         90.8     413,271         90.8
                              --------     --------    --------     --------
Operating income                48,508          9.2      41,968          9.2
                              --------     --------    --------     --------

Other expense (income):
   Interest expense                416          0.1           2          0.0
   Interest income                (781)        (0.2)       (784)        (0.2)
   Other                             4          0.0          59          0.0
                              --------     --------    --------     --------
      Total other expense
        (income)                  (361)        (0.1)       (723)        (0.2)
                              --------     --------    --------     --------

Income before income taxes      48,869          9.3      42,691          9.4
Income taxes                    20,042          3.8      16,868          3.7
                              --------     --------    --------     --------
Net income                     $28,827          5.5     $25,823          5.7
                              ========     ========    ========     ========

Diluted shares outstanding      80,661                   80,686
                              ========                 ========
Diluted earnings per share        $.36                     $.32
                              ========                 ========


                                     OPERATING STATISTICS
                                 (Quarter Ended December 31)
                                4Q05       % Change      4Q04
                              --------     --------    --------
Trucking revenues, net of
  fuel surcharge (1)          $384,028       7.1%      $358,598
Trucking fuel surcharge
  revenues (1)                  77,297      81.8%        42,523
Non-trucking revenues,
  including VAS (1)             62,215      20.7%        51,547
Other operating revenues (1)     2,736       6.4%         2,571
                              --------                 --------
     Operating revenues (1)   $526,276      15.6%      $455,239
                              ========                 ========

Average monthly miles per
  tractor                       10,049      -0.3%        10,076
Average revenues per total
  mile (2)                      $1.447       4.3%        $1.388
Average revenues per loaded
  mile (2)                      $1.658       6.0%        $1.564
Average percentage of empty
  miles                          12.71%     13.1%         11.24%
Average trip length in
  miles (loaded)                   570      -2.1%           582
Total miles (loaded and
  empty) (1)                   265,365       2.7%       258,395
Average tractors in service      8,802       3.0%         8,548
Average revenues per
  tractor per week (2)          $3,356       4.0%        $3,227
Capital expenditures, net (1)  $76,942                  $61,996
Cash flow from operations (1)  $34,438                  $64,913
Return on assets (annualized)      8.5%                     8.5%
Total tractors (at quarter
  end)
     Company                     7,920                    7,675
     Owner-operator                830                      925
                              --------                 --------
          Total tractors         8,750                    8,600

Total trailers (at quarter
  end)                          25,210                   23,540


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                          INCOME STATEMENT DATA
                                (In thousands, except per share amounts)

                                 Year         % of        Year         % of
                                 Ended      Operating     Ended      Operating
                               12/31/05     Revenues    12/31/04     Revenues
                              ----------    --------   ----------    --------
Operating revenues            $1,971,847       100.0   $1,678,043       100.0
                              ----------    --------   ----------    --------

Operating expenses:
   Salaries, wages and
     benefits                    574,893        29.2      544,424        32.5
   Fuel                          340,622        17.3      218,095        13.0
   Supplies and maintenance      154,719         7.9      138,999         8.3
   Taxes and licenses            118,853         6.0      109,720         6.5
   Insurance and claims           88,595         4.5       76,991         4.6
   Depreciation                  162,462         8.2      144,535         8.6
   Rent and purchased
     transportation              354,335        18.0      289,186        17.2
   Communications and
     utilities                    20,468         1.0       18,919         1.1
   Other                          (7,711)       (0.4)      (4,154)       (0.2)
                              ----------    --------   ----------    --------
      Total operating
        expenses               1,807,236        91.7    1,536,715        91.6
                              ----------    --------   ----------    --------
Operating income                 164,611         8.3      141,328         8.4
                              ----------    --------   ----------    --------

Other expense (income):
   Interest expense                  672         0.0           13         0.0
   Interest income                (3,381)       (0.2)      (2,580)       (0.2)
   Other                             261         0.0          198         0.0
      Total other expense     ----------    --------   ----------    --------
        (income)                  (2,448)       (0.2)      (2,369)       (0.2)
                              ----------    --------   ----------    --------

Income before income taxes       167,059         8.5      143,697         8.6
Income taxes                      68,525         3.5       56,387         3.4
                              ----------    --------   ----------    --------
Net income                       $98,534         5.0      $87,310         5.2
                              ==========    ========   ==========    ========

Diluted shares outstanding        80,701                   80,868
                              ==========               ==========
Diluted earnings per share         $1.22                    $1.08
                              ==========               ==========


                                      OPERATING STATISTICS
                                    (Year Ended December 31)
                                 2005       % Change      2004
                              ----------   ----------  ----------
Trucking revenues, net of
  fuel surcharge (1)          $1,493,826      8.3%     $1,378,705
Trucking fuel surcharge
  revenues (1)                   235,690    106.5%        114,135
Non-trucking revenues,
  including VAS (1)              230,863     31.6%        175,490
Other operating revenues (1)      11,468     18.1%          9,713
                              ----------               ----------
      Operating revenues (1)  $1,971,847     17.5%     $1,678,043
                              ==========               ==========

Average monthly miles per
  tractor                         10,076     -0.6%         10,137
Average revenues per total
  mile (2)                        $1.413      5.4%         $1.341
Average revenues per loaded
  mile (2)                        $1.609      6.5%         $1.511
Average percentage of empty
  miles                            12.17%     7.8%          11.29%
Average trip length in
  miles (loaded)                     568     -2.6%            583
Total miles (loaded and
  empty) (1)                   1,057,062      2.8%      1,028,458
Average tractors in service        8,742      3.4%          8,455
Average revenues per
  tractor per week (2)            $3,286      4.8%         $3,136
Capital expenditures, net (1)   $299,209                 $196,190
Cash flow from operations (1)   $172,492                 $226,582
Return on assets (annualized)        7.6%                     7.5%

Total tractors (at quarter
  end)
     Company                       7,920                    7,675
     Owner-operator                  830                      925
                              ----------               ----------
          Total tractors           8,750                    8,600

Total trailers (at quarter
  end)                            25,210                   23,540


(1)    Amounts in thousands.
(2)    Net of fuel surcharge revenues.


                                                    BALANCE SHEET DATA
                                            (In thousands, except share amounts)



                                         12/31/05                 12/31/04
                                       ------------             ------------

ASSETS
Current assets:
   Cash and cash equivalents                $36,583                 $108,807
   Accounts receivable, trade,
     less allowance of $8,357 and
     $8,189, respectively                   240,224                  186,771
   Other receivables                         19,914                   11,832
   Inventories and supplies                  10,951                    9,658
   Prepaid taxes, licenses and permits       18,054                   15,292
   Current deferred income taxes             20,940                        -
   Other current assets                      20,966                   18,896
                                       ------------             ------------
      Total current assets                  367,632                  351,256
                                       ------------             ------------

Property and equipment                    1,555,764                1,374,649
Less - accumulated depreciation             553,157                  511,651
                                       ------------             ------------
      Property and equipment, net         1,002,607                  862,998
                                       ------------             ------------

Other non-current assets                     15,523                   11,521
                                       ------------             ------------

                                         $1,385,762               $1,225,775
                                       ============             ============

LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
   Accounts payable                         $52,387                  $49,618
   Current portion of long-term debt         60,000                        -
   Insurance and claims accruals             62,418                   55,095
   Accrued payroll                           21,274                   19,579
   Current deferred income taxes                  -                   15,569
   Other current liabilities                 21,838                   17,705
                                       ------------             ------------
      Total current liabilities             217,917                  157,566
                                       ------------             ------------

Other long-term liabilities                     526                      301

Insurance and claims accruals,
  net of current portion                     95,000                   84,000

Deferred income taxes                       209,868                  210,739

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     79,420,443 and 79,197,747 shares
     outstanding, respectively                  805                      805
   Paid-in capital                          105,074                  106,695
   Retained earnings                        777,260                  691,035
   Accumulated other comprehensive
     loss                                      (259)                    (861)
   Treasury stock, at cost;
     1,113,093 and 1,335,789
     shares, respectively                   (20,429)                 (24,505)
                                       ------------             ------------
      Total stockholders' equity            862,451                  773,169
                                       ------------             ------------
                                         $1,385,762               $1,225,775
                                       ============             ============


     Werner Enterprises is a full-service transportation company providing truckload and logistics services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload transportation companies with a fleet of 8,750 trucks and 25,210 trailers.

      Werner  Enterprises' common stock is traded on  The  Nasdaq  Stock
Market   under  the  symbol  WERN.   The  Werner  website   address   is
www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.